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                                                       EXHIBIT 13

                             STOCK OPTION AGREEMENT

                          (1996 STOCK INCENTIVE PLAN)

     THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of May 20, 1997 by and between ACCEL International Corporation, a Delaware corporation (the "Company"), and the undersigned Director of the Company ("Participant").

                                     RECITALS

     1. Pursuant to the provisions of Section 13 of the Company's 1996 Stock Incentive Plan (the "Plan"), Participant, as a Director of the Company who is not a corporate employee of the Company, has been granted the option to purchase shares of Common Stock, $.10 par value, of the Company ("Shares") on the terms and conditions set forth in this Agreement and in the Plan.

     2. In addition to capitalized terms defined herein, certain capitalized terms used in this Agreement have the meanings set forth in the Plan.

                                    AGREEMENT:

     The Company and Participant, intending to be bound hereby, agree as follows:

     SECTION 1. OPTIONS. Participant is hereby granted the option (the "Option") to purchase 1,000 shares of Common Stock, $.10 par value, of the Company (the "Shares"), at an exercise price of $2.75 per share (the "Option Price"). The Option shall vest and first become exercisable as to 50% of the Shares subject to this Option on and after the first anniversary of the date of this Agreement (which shall be deemed the date of grant of the Option), and 100% on and after the second anniversary of the date of grant.

     SECTION 2. EXERCISE OF OPTION.

          2.1. NOTICE. If Participant wishes to purchase Shares under this Agreement, then Participant must give notice of exercise of the Option to the Company at the Company's headquarters to the attention of Nicholas Z. Alexander, Senior vice President and Secretary. Participant must give such notice in writing and must use the form attached as Exhibit B or its substantial equivalent. The notice must have all of the blanks set forth on Exhibit B appropriately and accurately completed and Participant must include with the notice the full payment for the Shares being purchased.

          2.2. PAYMENT.

          2.2.1. GENERAL. Any notice of exercise shall be effective only if Participant pays to the Company the Option Price for the portion of any Option being exercised.

          2.2.2 PAYMENT IN SHARES; CASHLESS EXERCISE. Subject to the provisions of the Plan, Participant may, in his sole discretion, pay all or a portion of the Option being exercised by surrender and delivery of Shares. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the mean of the high and low closing price of the Shares in the Applicable Market as of the date of receipt of the Shares by the Company or, if the Shares are not then traded in an Applicable Market, the fair market value of the Shares, as determined by the Committee, on such date. In the sole discretion of the Committee, Participant may be permitted to pay all or part of the Option being exercised through a cashless exercise procedure involving a broker.

          2.3. TRANSFER.

          2.3.1. DELIVERY. The Company shall deliver certificates for the Shares purchased under the Options as soon as possible after receiving payment for the Shares and all documents required under the Plan and this Agreement. The certificates will be made out in the name of Participant or, if appropriate, in the name of Participant's executors, administrators, or personal representatives.

          2.3.2. COMPLIANCE WITH SECURITIES LAWS. The exercise of Options and the issuance of Shares pursuant thereto shall be contingent upon the prior registration of the Shares under the Securities Act of 1933 (the "Act") and such state laws as may be applicable, or a determination by the Company that the issuance of such Shares will be a transaction exempt from such registration. Accordingly, the exercise of Options and the issuance of Shares pursuant thereto may, at the election of the Company, be contingent upon the execution and delivery by Participant of an investment letter, in form and substance satisfactory to the Company, which sets forth certain representations and covenants concerning Participant upon which the Company and its legal counsel may rely in determining the availability of any exemption from registration of the Shares under the Act and any applicable securities laws. In the event the Shares are issued without registration, the transferability of the Shares by Participant may be restricted, in which event the certificate evidencing the Shares may contain a legend stating that the Shares have not been registered and setting forth or referring to any restrictions on the transferability and sale of the Shares.

          2.3.3. INTERPRETATION. This Agreement shall not be construed or executed in any way which would prevent the options granted hereunder from meeting the requirements for exemption of Section 16(b) of the Securities and Exchange Act of 1933 or subsequent comparable statutes (the "Act"), as set forth in Rule 16b-3 of the Act.

     SECTION 3. TERMINATION. Each Option will lapse on the earliest of (i) 180 days after Termination of the Participant's status as a Director, or
(ii) ten years after the option was granted.

     SECTION 4. TAX CONSEQUENCES. The Company makes no representation or warranty regarding the tax consequences to Participant of receipt, ownership or exercise of Options or of sales of Shares acquired upon exercise of Options.

     SECTION 5. PLAN TO GOVERN. This Agreement is made under the provisions of the Plan and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference between the provisions of this Agreement and the provisions of the Plan, then the provisions of the Plan shall govern. By signing this Agreement, Participant confirms that Participant has received and read a copy of the Plan attached hereto as Exhibit A.

     SECTION 6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

          6.1. ADJUSTMENT FOR STOCK DIVIDEND OR STOCK SPLIT. In the event that a stock dividend is hereafter paid on outstanding Shares in Shares, or in the event that the number of outstanding Shares is hereafter increased as a result of a stock split, and the Options are then unexercised, the number of Shares subject to the Options shall thereupon be increased by that number of Shares which would have been distributed with respect to the Shares subject to the Options if the Shares subject to the Options had been outstanding at the time of the stock dividend or stock split and the Option Price shall be adjusted to reflect such increased number of Shares subject to the Options.

          6.2. ADJUSTMENT FOR REORGANIZATION OR MERGER. In the event that outstanding Shares are hereafter changed into or exchanged for a different number or kind of shares of stock or securities of another corporation or corporations, whether as a result of a reorganization, recapitalization, reclassification, merger, consolidation or otherwise, and the Options are then unexercised, the Options and the Option Price shall thereupon be adjusted to cover the number and kind of Shares or securities which would have been received for the Shares subject to the Options if the Shares subject to the Options had been outstanding at the time of such reorganization, recapitalization, reclassification, merger, consolidation or any other event.

          6.3. ADDITIONAL ADJUSTMENTS. In the event that there is any change in the outstanding Shares for which an adjustment is not provided by Sections 6.1. or 6.2. of this Agreement, and the Options are then unexercised, the Committee may, in its sole discretion, require an adjustment in the number or kind of Shares or securities subject to the Options and the Option Price and such adjustment shall be binding and effective for all purposes hereof.

          6.4. ELIMINATION OF FRACTIONAL SHARES. Any addition or adjustment provided for in Sections 6.1, 6.2 and 6.3 hereof may be limited to the extent necessary to prevent fractions of shares from becoming available under the Options.

     SECTION 7. MISCELLANEOUS.

          7.1. ENTIRE AGREEMENT. This Agreement and the Plan contain all of the understandings between the Company and Participant concerning the Options and incorporate all earlier negotiations and understandings. The Company and Participant have made no promises, agreements, conditions, or understandings about the Options, either orally or in writing, that are not included in this Agreement or the Plan.

          7.2. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

          7.3. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed by the Company and Participant shall be deemed an original and all of which together shall be deemed the same agreement.

          7.4. NOTICE. Any notice or communication having to do with the Options or this Agreement shall be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, pursuant to the notice requirements of Section 2.1 and if to Participant, at his last known address on the records of the Company.

          7.5. AMENDMENT. This Agreement may be amended as provided by the Plan.

          7.7. SUCCESSION AND TRANSFER. The provisions of this Agreement shall be binding upon and run to the benefit of the Company and Participant and their respective heirs, personal representatives, successors, and assigns. However, neither this Agreement nor any other right under the Plan may be assigned, pledged, hypothecated, given or otherwise transferred by Participant, except as permitted by the Plan.


NAME OF PARTICIPANT              ACCEL INTERNATIONAL
                                 CORPORATION



/S/ DAVID T. CHASE               /S/ THOMAS H. FRIEDBERG
DAVID T. CHASE                   THOMAS H. FRIEDBERG
                                 CHAIRMAN OF THE BOARD, PRESIDENT
                                 AND CHIEF EXECUTIVE OFFICER




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                                   EXHIBIT B

                          NOTICE OF EXERCISE OF OPTION

ACCEL INTERNATIONAL CORPORATION
475 Metro Place North, Suite 100
Attention: Nicholas Z. Alexander, Senior Vice President and Secretary

Dear Sir:

     On ____________, 199__, I was granted an option under the 1996 Stock Incentive Plan of ACCEL INTERNATIONAL CORPORATION (the "Company") under which I may buy a total of _____________ shares of Common Stock, $.10 par value of the Company ("Shares"), at a price of $2.75 per Share. This letter is to notify you that I wish to buy the following Shares under the option:

___________ Shares @ $2.75 per Share:                   $_________________

Local, State and Federal Withholding Taxes
Payable to ACCEL International Corporation              $_________________

Total (payable by certified or bank check only)         $_________________


     Payment in full of the amounts due as listed above is included with this notice. Please deliver the stock certificates to me as indicated below.

                                   Yours truly,


                                   __________________________________
                                             (Participant)

Name (Please Print):               __________________________________

Address:                           __________________________________

                                   __________________________________

Area Code & Tel. No.:              __________________________________

Social Security No.:               __________________________________